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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Epoch Pharmaceuticals, Inc.:

We consent to incorporation by reference in the registration statement No. 33-66742 on Form S-3 and No. 33-73074 on Form S-8 of Epoch Pharmaceuticals, Inc. of our report dated March 14, 2000, relating to the balance sheet of Epoch Pharmaceuticals, Inc. as of December 31, 1999, and related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-KSB of Epoch Pharmaceuticals, Inc.



Seattle, Washington
March 29, 2000